Exhibit 19.1
Via Transportation, Inc.
Insider Trading Policy
Approved by the Board on August 29, 2025
Effective as of September 11, 2025
Contents
1.Policy statement
2.What is insider trading?
3.Ok, fair enough. But what is ‘material non-public information’?
4.But does this policy apply to me?
5.So what exactly am I/my friends/family not allowed to do?
6.So can I ever purchase or sell securities?
7.What are the legal penalties for violations of insider trading laws?
8.Anything else I should know?
9.What should I do if I suspect a violation?
10.Appendix: Examples of material non-public information
11.Addendum to the Insider Trading Policy
Policy statement
Being a public company comes with a lot of responsibilities. We all have a role to play in ensuring that we’re treating our outside investors with the same Via love we treat each other and our partners. That means we never put investors at a disadvantage by engaging in insider trading and letting ourselves, our friends, family, or anyone else take personal advantage of material nonpublic information. It is a violation of law to trade in securities of Via or another company (such as customers, vendors, suppliers and other business partners of Via) while you are in possession of material nonpublic information about Via or about that company obtained in the course of your position with Via.
It is also Via policy to comply with applicable securities laws concerning trading in Via securities on Via’s behalf.

Via has adopted this policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with Via.

What is insider trading?
Insider trading occurs when a person in possession of “material non-public information” obtained through their involvement with Via:
1.uses that information to make decisions to purchase, sell, or otherwise trade in Via’s securities or securities of another company (including Via’s stock and derivative securities), or
2.provides that information to others outside the Company to enable such trading (this is called “tipping”).
The prohibitions against insider trading apply to trades, tips and recommendations by any person, including anyone associated with Via, and applies to transactions in stock, bonds and other debt securities, options to purchase common stock, convertible debt and warrants, as well as derivative securities whether or not issued by Via, such as exchangetraded put or call options or swaps relating to Via securities. Transactions subject to this policy include gifts of securities, which may include gifts to trusts for estate planning purposes, as well as donations of securities to a charitable organization. However, such gifts and donations are otherwise exempted from the requirements of this policy provided that the recipient (donee) agrees in writing to be bound by this policy and refrain from selling any securities during a period when the donor is in possession of MNPI or subject to a blackout period restricting them from transacting in the Company’s stock.
Insider trading is a big deal. Not only can it lead to disciplinary action within Via, including termination of employment, insider trading violations are subject to serious regulatory and law enforcement actions, civil fines and criminal penalties.
Ok, fair enough. But what is ‘material non-public information’?
“Material non-public information” (“MNPI”) is information that:
Isn’t public:
The information has not been distributed broadly to the investing public via press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”), a webcast or, under certain circumstances, a Via social media post or posting to Via’s website. In order to be considered public, information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Rumors, even if accurate and reported in the media, do not count as public disclosures and thus still fall into the ‘non-public’ bucket.
Is material:
There is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to events that have not happened yet and even if it must be considered in combination with other publicly available information. MNPI can be positive or negative. See the list at the end of this policy for some (nonexhaustive) examples.
Please do not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. If you are in possession of MNPI, you should refrain from any trading activity for one full trading day (24 hours)1 following the official release of such information. If you are unsure whether information in your possession is public or material, you should assume that the information is nonpublic and material and treat it as confidential.
In all cases, the ultimate responsibility for determining whether an individual is in possession of MNPI rests with that individual. If you are not sure, inquire further!
But does this policy apply to me?
We value our open and transparent culture and our ability to share confidential information about the company with our entire team. That means that everyone who works at Via, regardless of role or location, may have access to nonpublic information. The procedures and restrictions set forth in this policy apply to all employees, Board members, and officers -- regardless of where in the world you may be located. We also may determine that other people, such as contractors or consultants who have access to MNPI, should be subject to this policy.
But life doesn’t start and end in the office (or the virtual office). It’s natural that your friends, family members, roommates, and others might also be in a position to benefit from nonpublic information you may be privy to. Therefore, this Policy applies to family members (including spouses, children, and adult family members sharing the same household) and any other person or entity whose security trading decisions are influenced or controlled by you ( “Related Insiders”).
1 However, Directors and Section 16 officers of Via must wait at least two business days following filing of Via’s Form 10-Q or Form 10-K before trading under a Rule 10b5-1 plan.

This policy also requires you and any family member or other person you may influence to maintain the confidentiality of MNPI and restricts the purchase or sale of securities while they are in possession of MNPI. It is your responsibility to make your family and household members aware of the need to confer with you before they trade in Via securities. You should treat all such transactions as if the transactions were for your own account.
This policy also continues to apply to you even if you no longer work at Via. If you are subject to a quarterly blackout period at the time of your departure from the company, you may not trade in Via securities until after the end of the blackout period. In short, if you are in possession of MNPI, you may not trade in Via securities until that information has become public or is no longer material -- regardless of your status with the company.
Note: There are additional restrictions on trading Via securities for “Covered Persons” which include: (i) members of the company’s Board of Directors, (ii) executive officers of the company and (iii) certain other employees that the company may designate as subject to trading restrictions because of their position, responsibilities or their actual or potential access to MNPI. These restrictions are laid out in the Addendum to the Insider Trading Policy. Via will notify you if you are covered by the Addendum.
So what exactly am I/my friends/family not allowed to do?

This policy prohibits insider trading and requires you to maintain MNPI in strict confidence and to discuss it only with people who have a “need to know” it for a legitimate business reason. There are also specific transactions that this policy prohibits in order to reduce the risks to you and the company.
These transactions are:
A.Publicly-Traded Options. You may not trade in options, warrants, puts and calls or similar instruments on Via securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that the trader is acting based on MNPI and may focus the trader’s attention on short-term performance at the expense of Via’s long-term objectives, which is not consistent with our approach to equity compensation.
B.Short Sales. You may not engage in short sales of Via securities. A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve Via’s performance and often have the potential to signal to the market that the seller lacks confidence in Via’s prospects. Also not how we want our directors, officers and other employees to think about the company!

C.Margin Accounts. You may not hold Via securities in a margin account or purchase Via securities on margin (i.e., borrow money to purchase the securities). Because securities may be sold by the broker without your consent if you fail to meet a margin call, a margin sale may occur at a time when you are aware of MNPI or otherwise are not permitted to trade in Via securities.
D.Hedging Transactions. You may not engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset any decrease in the market value of Via securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Via securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as Via’s other shareholders.
E.Short-Term Trading. If you purchase Via securities in the open market, you may not sell any Via securities of the same class (which includes any other securities that are convertible or exchangeable into such class) during the six months following the purchase (or vice versa), except to cover taxes related to the vesting of restricted stock or the settlement of restricted stock units (known as “sell to cover”). Short-term trading of Via securities may unduly focus the trader on Via’s short-term stock market performance instead of Via’s long-term business objectives.
F.Standing and Limit Orders. Unless expressly pre-approved by the Legal Team, you may not place standing or limit orders on Via securities, unless executed as part of an approved Rule 10b5-1 Plan. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when you possess MNPI.
Pledging. Pledging Via securities as collateral for a loan is generally prohibited, except for our directors and officers, who may engage in such transactions with certain restrictions. Directors and officers are encouraged to exercise caution when considering pledging Via securities as collateral for a loan. As with securities held in a margin account, a foreclosure sale may occur at a time you are aware of MNPI or otherwise not permitted to trade in Via securities. In order to mitigate the risk of forced sales of pledged shares, you must use reasonable efforts to ensure that any pledge includes provisions that will minimize the likelihood that shares are sold during a blackout period. Directors and officers may pledge Via securities as collateral for a loan only if the transaction is expressly approved by the Nominating and Corporate Governance Committee and the maximum aggregate loan amount collateralized by such pledged stock does not exceed (i) with respect to our CEO, twenty percent (20%) of the total value of the pledged stock, or (ii) with respect to our other directors and officers, fifteen percent (15%) of the total value of the pledged stock. You remain responsible for ensuring that you are in compliance with insider trading laws at all times.
Please remember that if securities transactions ever become the subject of scrutiny, such transactions are likely to be viewed by law enforcement and others with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how it may be viewed in hindsight and what inferences might be drawn.
So can I ever purchase or sell securities?
Of course! The following types of transactions are all permissible under this policy:
A.Employee Stock Purchase Plan. The trading restrictions in this Policy do not apply to purchases of Via stock in any employee stock purchase plan (if adopted) resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Via securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to an election to participate in the plan or changes in payroll contributions made outside of an open enrollment period and to subsequent sales of Via stock purchased under the plan.
B.Stock Option Plans. The trading restrictions in this Policy do not apply to exercises of stock options where no Via common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or to the exercise of a tax withholding right pursuant to which a person has elected to have Via withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Via common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
C.Restricted Stock and RSU Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock, or settlement of restricted stock units (“RSUs”), or the exercise of a tax withholding right pursuant to which you elect to have Via withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or settlement of RSUs. The trading restrictions do apply, however, to any market sale of Class A common stock following such vesting and/or settlement.

D.Transactions Directly with Via. To the extent not listed above, a purchase of Via securities directly from Via or sale of Via securities directly to Via may be exempted from the trading restrictions of this Policy with approval by the Chief Legal Officer or Board of Directors.
What are the legal penalties for violations of insider trading laws?
Penalties for trading on or communicating MNPI can be severe, both for individuals involved in the conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, civil enforcement injunctions and other remedies. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transactions.
The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all tippees, including others who may have been tipped by the tippee. Civil penalties of the greater of $2.6 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in insider trading.
Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates certain provisions of the U.S. federal securities laws may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years. Subject to applicable law, Via employees who violate this policy may also be subject to discipline by Via, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. A violation of law, or even a governmental or regulatory investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are also required to comply with this policy at all times, even if local law is less restrictive.
Anything else I should know?
In certain cases, individuals may be allowed to trade in Via securities regardless of their awareness of MNPI through something called a “Rule 10b5-1 Plan”.

In the United States, SEC Rule 10b5-1 allows individuals subject to this Policy to trade in Via securities, regardless of their awareness of MNPI, if the transaction occurs pursuant to a pre-arranged written trading plan (“Rule 10b5-1 Plan”) that (1) was entered into when the person was not in possession of MNPI and (2) complies with U.S. securities laws.
If you wish to use a Rule 10b5-1 Plan to trade securities, you must submit that plan for approval by the Legal and People Ops Teams at least five (5) business days prior to your planned entry into that Rule 10b5-1 Plan. Rule 10b5-1 Plans may not be adopted by a person when he or she is in possession of MNPI about Via or its securities and must comply with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans).
Once the Rule 10b5-1 Plan is adopted, you must not exercise any subsequent influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Via may institute additional restrictions to govern Rule 10b5-1 Plans. You should understand that frequent modifications or terminations of a Rule 10b5-1 Plan may call into question your motivation in entering into the plan (and therefore may jeopardize the availability to rely on the plan as a defense to insider trading allegations).
What should I do if I suspect a violation of this policy?
If you suspect any violations of this policy, please report your concerns through the reporting procedures in the Whistleblower Policy or directly to the Chief Legal Officer. Via strictly prohibits any retaliation against employees who report concerns in good faith.

Appendix: Examples of material non-public information
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:
●earnings announcements or guidance, or changes to previously released announcements or guidance;
●other unpublished financial results or projections of results;
●write-downs and additions to reserves for bad debts;
●expansion or curtailment of operations and business disruptions;
●a cybersecurity incident or risk that may adversely impact Via’s business, reputation or share value;
●new inventions or discoveries;
●pending or threatened significant litigation or government action, or the resolution thereof;
●a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
●changes in analyst recommendations or debt ratings;
●events regarding Via’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders or an offering of additional securities);
●changes in control of Via or extraordinary management developments;
●changes in Via’s pricing or cost structure;
●extraordinary borrowing or other financing transactions out of the ordinary course;
●liquidity problems or impending bankruptcy;
●changes in auditors or auditor notification that Via may no longer rely on an audit report;
●development of a significant new product, process, or service; or
●the gain or loss of a significant customer or supplier.

Addendum to the Insider Trading Policy
1.INTRODUCTION
This Addendum explains certain requirements and procedures that apply to all Covered Persons. This Addendum is in addition to and supplements the company’s Insider Trading Policy (the “Policy”).
The Addendum to this policy covers Via’s directors, Named Executive Officers and members of the Global Executive Leadership Team who attend the weekly Global Leadership Team meeting. The positions of the designated persons subject to this Addendum are listed in the attached Schedule A.
2.PRE-CLEARANCE
If you are subject to this Addendum or are associated with someone who is subject to this Addendum (i.e., a family member or any other person or entity whose security trading decisions are influenced or controlled by the individual subject to this Addendum), you may not engage in any transaction involving Via’s securities (including the exercise of stock options, pledges, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance from the Chief Legal Officer. Please note that pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan. Even though the exercise of stock options and contributions of stock to a trust are permitted under this policy or exempt under certain circumstances, if you are subject to this Addendum, we would still require pre-clearance for these activities, so that that the Company can be aware that they are happening and advise you as needed.
When requesting pre-clearance, you should carefully consider whether you may be aware of any MNPI about Via, and should describe fully those circumstances to the company’s Chief Legal Officer. You should also indicate whether you carried out any other transactions within the past six months, and you should be prepared to report the proposed transaction on an appropriate Form 4 or 5, if applicable. If you have any questions concerning the filing of a Form 4 or 5, please reach out to the Legal Team. You should also be prepared to comply with SEC Rule 144 (as described in Section 6 of the Addendum), if advisable, at the time of any sale. If you have any questions concerning the filing of a Form 144, please reach out to the Legal Team or ask your broker (i.e., the platform you use to execute trades or the administrator of your Rule 10b5-1 plan, if applicable).
The Chief Legal Officer -- working with the Legal Team or outside counsel if appropriate -- will evaluate your proposed transaction to see if it raises insider trading concerns or other concerns under federal laws and regulations.
If your transaction is pre-cleared and you do not place the order within 48 hours, you must re-request clearance of that transaction. If you are denied clearance, you must keep that denial confidential.
3.BLACKOUT PERIODS

If you are subject to this Addendum or are associated with someone who is subject to this Addendum (i.e., a family member or any other person or entity whose security trading decisions are influenced or controlled by the individual subject to this Addendum), you may not trade in Via’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy) during the following “blackout” periods:
Quarterly Blackout. Because the announcement of the company’s quarterly financial results will almost always have the potential to have a material effect on the market for the company’s securities, you may not trade in the company’s securities during the period beginning on the fifteenth day of the last month of the quarter and ending after the first full business day following the release of the company’s earnings for that quarter.
Interim Earnings Guidance Blackout. You should anticipate that trading will be blacked out while the company is in the process of assembling interim earnings guidance to be publicly released and until the information has been released and fully absorbed by the market.
Event-Specific Blackout. An event may occur that is material to Via and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, you request permission to trade in Via securities during an event-specific blackout, you will be informed of the existence of a blackout period (though you will not be notified of the reason for the blackout). You should keep the existence of the blackout confidential and not share with others in or outside of the company.
Please note that even if a blackout period is not in effect or if the Legal Team does not notify you of an event-specific blackout, you are still prohibited from trading in Via securities if you are in possession of material nonpublic information about the company.
4.REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), certain directors and officers and beneficial owners of more than 10% of the outstanding shares of Via’s Class A common stock, must file certain forms with the SEC disclosing their and their Related Individuals’ direct and indirect pecuniary interest in most transactions involving Via’s equity securities, as well as any derivative securities of Via (e.g., options, restricted share units, warrants, convertible securities and stock appreciation rights).
Each individual subject to Section 16 is responsible for the timing and content of his, her or its own reports with the SEC. These reports include Form 3 (initial beneficial ownership statement), Form 4 (changes of beneficial ownership statement), and Form 5 (annual beneficial ownership statement). The Legal Team may assist in the filing and preparation of these reports. Note that Via must disclose in its Annual Report on Form 10-K or in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by directors and officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the company’s securities.
5.SHORT-SWING TRADING PROFITS AND SHORT SALES
    A.     Short-Swing Trading Profits
To discourage directors and officers from profiting through short-term trading in equity securities of the company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the company. (This is in addition to the reporting requirements described above.)
Any purchase and sale (or sale and purchase) made by directors and officers within a period of less than six months while that person is subject to Section 16 is “matchable,” and any resulting profits are disgorgeable to the company. Some transactions may be exempt from these rules. This rule is complex and the highest sale price will be matched against the lowest purchase within that period to determine if there is a short-swing profit. This formula can result in deemed profits, even if you lost money on the transactions.
    B.     Short-Swing Exemptions for Employee Benefit Plan Transactions

Rule 16b-3 creates an exemption for, or permits the company’s board of directors or a qualifying committee to exempt, certain transactions between (i) a director or officer and (ii) the company or certain benefit plans sponsored by the company.
Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.
For example, an ESPP, if adopted, meets these requirements, and therefore an ordinary-course acquisition of equity securities under an ESPP is generally not treated as a “purchase” subject to the short-swing profit rule.
If you have any questions about whether a particular transaction is “matchable” and subject to these rules, please ask the Legal Team.

6.LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES
The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from registration . Directors and certain officers who are (or were within the prior 90 days) affiliates2 of the company and who want to sell Via securities may seek a “safe harbor” for their sales to establish an exemption from registration by complying with certain conditions in Rule 144. Affiliates and others who want to sell securities acquired directly from Via or a Via affiliate in
2 Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Generally, directors and some or all of a company’s executive officers are presumed to be affiliates.

transactions that did not involve a public offering may take advantage of the safe harbor by complying with the provisions applicable to resales of “restricted securities”.
7.POST-TERMINATION
Notwithstanding anything to the contrary in the Policy, the pre-clearance procedures specified in the Addendum will cease to apply to transactions in Via securities upon the expiration of any blackout period or other company-imposed trading restrictions applicable at the time of the termination of service.
8.QUESTIONS
Because of the technical nature of the federal securities laws, you should review this Addendum carefully and contact the Legal Team or your own counsel if you have any questions.
    *     *     *

SCHEDULE A

Board members, currently comprised of:

Charlie Rivkin
Arnon Dinur
Chemi Peres
Guido de Boer
Sarah Smith
Daniel Ramot
Billy Nix

Leadership Team Members, currently comprised of:

Daniel Ramot
Clara Fain
Chris Snyder
Erin Abrams
Gabrielle McCaig
Lior Gerenstein
Nithya Sowrirajan
Saar Golde
Shmulik Marcovitch
Alex Lavoie
Amit Kasher
Frances Cooperman
Mike Vaccarino
Monica Ceragioli
Sarah Wicker
Andrei Greenawalt

Named Executive Officers (Section 16 Officers), currently comprised of:

Daniel Ramot
Clara Fain
Erin Abrams